Exhibit 99.(d)(2)(L)(iii)

SECOND AMENDMENT TO

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is effective the 1st day of September 2019 by and among American Beacon Funds, a Massachusetts Business Trust (the “Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Stephens Investment Management Group, LLC (the “Adviser”);

WHEREAS, the Trust, Manager and Adviser entered into an Investment Advisory Agreement dated as of April 30, 2015 (as amended, supplemented, restated or otherwise modified, the “Agreement”), and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set for the below.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.	Amendment to Schedule A of the Agreement

For the American Beacon Stephens Small Cap Growth Fund, the compensation to the Adviser table is deleted and replaced with the following:

0.60% per annum on the first $200 million of average assets

0.55% per annum thereafter

2.	Miscellaneous

(a)       Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 23rd day of August, 2019.

Stephens Investment Management Group, LLC		American Beacon Advisors, Inc.
By:	/s/ J. Warren Simpson	By:	/s/ Jeffrey K. Ringdahl
Name:	J. Warren Simpson		Jeffrey K. Ringdahl
Title:	President		President

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President
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